Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-269179
January 2023



NeurAxis



Investor Presentation

Disclaimer

This presentation has been prepared by NeurAxis, Inc. ("NeurAxis") for informational purposes only and not for any other purpose. This presentation is highly confidential and proprietary to NeurAxis and may not be reproduced or otherwise disseminated, in whole or in part, without the prior written consent of NeurAxis. We have prepared this presentation solely to illustrate the businesses of NeurAxis, and it does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of NeurAxis.

Nothing contained in this presentation is, or should be construed as, a recommendation, promise or representation by the presenter or NeurAxis or any director, employee, agent, or adviser of NeurAxis. This presentation does not purport to be all-inclusive or to contain all of the information you may desire. Information provided in this presentation speaks only as of the date hereof. NeurAxis assumes no obligation to update any statement after the date of this presentation as a result of new information, subsequent events or any other circumstances.

Certain information contained in this presentation and statements made orally during this presentation relate to or are based on studies, publications, surveys and other data obtained from third-party sources and NeurAxis's own internal estimates and research. While NeurAxis believes these third-party studies, publications, surveys and other data to be reliable as of the date of this presentation, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of NeurAxis's internal estimates or research and no reliance should be made on any information or statements made in this presentation relating to or based on such internal estimates and research.

You should conduct your own investigation and analysis of NeurAxis, its business, prospects, results of operations and financial condition. In furnishing this information, NeurAxis does not undertake any obligation to provide you with access to any additional information (including forward-looking information and any projections contained herein) or to update or correct the information. Certain information and conclusions set forth in this presentation are based on projections. These projections were prepared for the limited purpose of analyzing the potential benefits and risks of an investment in NeurAxis by illustrating, under certain limited assumptions, its financial performance. Investors should be aware that projections are subject to many risks and uncertainties and may be materially different from actual results.

This presentation also includes express and implied forward-looking statements regarding the current expectations, estimates, opinions and beliefs of NeurAxis that are not historical facts. Such forward-looking statements may be identified by words such as "believes", "expects", "endeavors", "anticipates", "intends", "plans", "estimates", "projects", "should" and "objective" and variations of such words and similar words. These statements are made on the basis of current knowledge and, by their nature, involve numerous assumptions and uncertainties. Nothing set forth herein should be regarded as a representation, warranty or prediction that NeurAxis will achieve or is likely to achieve any particular future result.

Various factors could cause NeurAxis's actual future results, performance or events to differ materially from those described herein. This presentation does not purport to be all-inclusive or to contain all the information that a prospective investor may desire in evaluating NeurAxis. Each investor must conduct and rely on its own evaluation, including of the associated risks, in making an investment decision.

Transaction Summary

Issuer	NeurAxis, Inc.
Exchange	Nasdaq Capital Market
Ticker	NRXS
Offering Type	Initial Public Offering
Security	Common Stock
Expected Offering Size (mid-point)	1,875,000
Expected Offering Amount	$15,000,000
Over-Allotment Option	15% (100% Primary)
Price Range	$7.00 – $9.00
Settlement	T+2
Lead Underwriter	Alexander Capital, L.P.
Co-Manager	WallachBeth Capital LLC
Anticipated Pricing	Week of January 30th
Use of Proceeds	Sales and marketing activities, research and development, repayment of convertible notes, certain payments to our executive officers pursuant to their respective employment agreements and general corporate purposes.

NeurAxis PENFS[1]: First FDA Cleared Treatment for Pediatric FAP/IBS[2]

Large Global Market with Significant Unmet Need

- $9B+ TAM[3] for target pediatric indications
- Large unmet clinical need: high refractory, off label pharmacological treatments with adverse side effects

Unique, Innovative Product Supported by Clinical Evidence

- Novel treatment targeting the brain
- Differentiated PENFS technology
- 700+ published patients[4] by 1H 2023
- Easy-to-learn and efficient procedure
- Robust pediatric product pipeline

Clear Commercial Pathway

- FDA De Novo clearance
- Technology specific CPT
- Major Payer Coverage initiated
- Strong IP on Device and Method
- V2 technology in process

Seasoned Management and Board

- Experienced management team and Board of Directors
- Operations and infrastructure built to scale
- Path to profitability

1. Percutaneous Electrical Nerve Field Stimulation
2. FAB/IBS: Functional Abdominal Pain/Irritable Bowel Syndrome
3. Total Addressable Market (TAM) - Calculated by the total number of patients we target to treat multiplied by the revenue potential from each patient
4. Published patient - a patient who went through a study and the study was analyzed and now the study has been published in a peer-reviewed journal

Percutaneous Electrical Nerve Field Stimulation (PENFS)

How Does Neuromodulation Work?

*




Superficial temporal a.
Perforating branches
Anterior auricular aa.
Maxillary a.
Posterior auricular a.
External carotid a.


-Trigeminal (V)
-Facial (VII)
-Glossopharyngeal (IX)
-Vagus (X)

1. Access

Direct access to central nervous system (CNS) through peripheral cranial nerves

2. Stimulate

Stimulation reduces firing of amygdala

3. Change

Induces changes in brain pathways/connectivity

* Second Generation Device Pictured

Established Technology with Demonstrated Safety and Efficacy



IB-STIM

What is IB-Stim™

- PENFS system intended for patients 11-18 years of age with functional abdominal pain (FAP) associated with IBS
- Aids in pain reduction via neuromodulation to branches of Cranial Nerves (V,VII,IX and X)
- Non-drug and non-surgical device therapy that can be placed in an outpatient clinic
- Used 120 hours per week for up to 3-4 consecutive weeks*

FDA De Novo Clearance

CPT CAT III Effective July 1,2022

* FDA guidance of 3 weeks not to exceed 4 weeks

Patient Journey

1. Persistent Pain

Patient experiences frequent and often debilitating abdominal pain (weeks, months or years)

2. Consultation

General Pediatrician

- Pain is generalized, non-specific, showing no "red flags"
- Counsels on lifestyle changes
  - If no benefit, trial of medication
  - If no benefit, referral to Pediatric Gastroenterologist

Families often skip PCP since referral is not required

Pediatric Gastroenterologist

- Blood work (CBC, metabolic panel, inflammatory markers, celiac screen) and stool test
  - If negative, treatment with medication is started
    - Antidepressants (TCAs and SSRIs) used for pain
    - Anti-histamine (Cyproheptadine)
    - Anti-spasmodics (Hyoscyamine)
    - Cognitive behavioral therapy, where available

IB-STIM

FDA cleared IB-Stim™ can be used as first-line therapy vs. traditional, off-label pharmacotherapy-based approach

3. Placement

IB-STIM

- Outpatient (in-office) procedure placement by acting Physician
- Requires no anesthesia

4. Use/Care

- Stays on for 120 hours (5 days)
- No special care requirements except to avoid getting wet

5. Follow-Up

- Patient takes off at home after 5 days, gets a 2-day break, then visits physician for next 3 placements (day 7, 14, 21)
- Further follow up visits / titration as needed

IB-Stim™ Advantages Over Traditional Care

IB-Stim		Traditional Care
FDA Indicated	FDA Clearance	No FDA Indicated Treatments
Non-Drug Alternative	Physicians / Parents	Rx often Containing FDA Black Box Labels
Localized Skin Irritation	Side Effects	Suicidal Ideation, Depression, & Weight Gain
Targets The Brain Gut Axis	Delivery	Localized and Peripheral


MASSACHUSETTS

Medical Policy

Percutaneous Electrical Nerve Field Stimulation for Irritable Bowel Syndrome

Table of Contents

- Policy: Commercial
- Policy: Medicare
- Authorization Information
- Coding Information
- Description
- Policy History
- Information Pertaining to All Policies
- References
- Endnotes

Policy Number: 922
BCBSA Reference Number: N/A
NCD/LCD: N/A

Related Policies
Cranial Electrotherapy Stimulation and Auricular Electrostimulation #362

Policy[1]

Commercial Members: Managed Care (HMO and POS), PPO, and Indemnity
Medicare HMO Blue℠ and Medicare PPO Blue℠ Members

IB-STIM® may be considered **MEDICALLY NECESSARY** in children and adolescents when **ALL** of the

DRAFT

NeurAxis

$9B+ Total Addressable U.S. Market for Pediatric Pipeline Indications



Total Pediatric Market: $14B
$1B
CINV
$3B
Cyclic
Vomiting
$2B
Concussion
$9B+
Pediatric
TAM*
$1B
FAP/IBS
$2B
Nausea

Why Pediatrics?

- Significant unmet need
- Lack of FDA indicated treatment options
- Single call point for future indications

Entering Pediatric markets first with:

- First FDA cleared treatment for Pediatric FAP/IBS
- Growing Body of Clinical Evidence
- Coding, Coverage and Payment
- KOL and AAP/NASPGHAN endorsement



American Academy of Pediatrics

DEDICATED TO THE HEALTH OF ALL CHILDREN®

90 Years of Caring for Children—1930–2020

March 23, 2021

Dear Insurance Payers:

We are writing to support NeurAxis' request for payer coverage for the IB-Stim™ device (*Percutaneous Electrical Nerve Field Stimulator (PENFS)*)

IB-Stim™ is a novel treatment for children with functional abdominal pain disorders (FAPD) like irritable bowel syndrome (IBS), a chronic, often debilitating condition characterized by abdominal pain, constipation, and/or diarrhea. Most medications used to treat IBS target the bowel and often fail to improve pain. These medications are also used off-label in children. Alternatively, IB-Stim™ targets central pain pathways through a percutaneous auricular neurostimulation device that is highly efficacious in reducing pain, functional disability and improving quality of life.

* Total Addressable Market (TAM) - Calculated by the total number of patients we target to treat multiplied by the revenue potential from each patient

NeurAxis

IB-Stim™ Research – By the Numbers

700+ Published Patients
Expected by 1H 2023

4 Current Publications

14 Publications
Expected by 1H 2023

6 Types of Studies

- Double Blind Placebo Controlled
- Long-Term Data
- Registry Data
- Quality of Life Data
- Real World Clinical Data
- Head-to-Head Research vs. SoC

13 Children's Hospital Study Sites

- Cincinnati Children's
- Boston Children's Hospital
- Riley Children's Health, Indiana University Health
- CHOC Children's
- Children's Wisconsin – Kids deserve the best.
- Duke Children's

NeurAxis

IB-Stim™ Competitive Landscape

	IB-Stim	Psychological Therapy	Antidepressants: Amitriptyline	Antidepressants: Citalopram	Adult Use (Peripherally Acting at the Gut Level): Amitiza	Adult Use (Peripherally Acting at the Gut Level): Linzess	Adult Use (Peripherally Acting at the Gut Level): Trulance	Adult Use (Peripherally Acting at the Gut Level): Viberzi
FDA Approved for IBS in Children and Adolescents	✔	✔						
Improves Functional Disability	✔	✔						
Targets Brain-Gut Axis	✔	✔	✔	✔				
Better Than Placebo for Pain in IBS	✔	✔			✔	✔	✔	✔
Improves Pain Catastrophizing	✔	✔						
Improves Global and Somatic Symptoms	✔	✔						
Most Serious Potential Side Effects	Localized Skin Irritation	None	Suicidal Ideation, Dementia (long term use)	Suicidal Ideation, Dementia (long term use)	Abdominal Pain, Allergic Reaction	Diarrhea, Abdominal Pain	Diarrhea, Serious Allergic Reaction	Pancreatitis, Serious Allergic Reaction, Intestinal Obstruction
Easily Accessible	✔		✔	✔	✔	✔	✔	✔

FDA Pipeline Indications


Indication
Pre-Clinical/ Non-Human Testing
Human Clinical Trial Design
Human Clinical Trials
510k / De Novo FDA Submission
Target Launch
Functional Abdominal Pain & Irritable Bowel Syndrome (Pediatric)
Chronic Nausea (Pediatric)
Post-Concussion (Pediatric)
Chemotherapy-Induced Nausea & Vomiting (Pediatric)
Cyclic Vomiting Syndrome (Pediatric)

Go-To-Market Strategy

2022 Coverage

Total Plans	Total # Lives covered
3 plans	4M

Insurance plans	# Lives covered
BCBS of Massachusetts	3M
BCBS of Nebraska	700k
Quartz of Wisconsin	300k

Actively leveraging publications to expand coverage

Expecting Society position paper and guideline changes supporting IB-Stim™ as standard of care

Commercialization Strategy



WA
OR
ID
MT
ND
SD
MN
WI
MI
NY
VT
NH
ME
MA
CT
RI
NV
UT
WY
NE
IA
IL
IN
OH
PA
NJ
DE
MD
DC
CA
CO
KS
MO
KY
WV
VA
NC
SC
AZ
NM
OK
AR
TN
MS
AL
GA
TX
LA
FL
AK
HI



Direct Sales Force

Reimbursement Strategy

Technology Specific CPT coding	
CPT code*	• CAT III code (0720T)
List Price	• $1,195 (~$4,800 per patient)

Engage with AAP and NASPGHAN to apply for CAT I CPT code in 2023

Customers

Children's Hospitals
260 in the U.S.

Pediatric Clinics

* CPT Code Effective July 1st, 2022

NeurAxis

Collaborative Contract Manufacturing Partner

In-House Capabilities

- Office and factory in Indiana
- 69,000 square foot facility
  - Offices, factory, environmentally controlled room, warehouse, parts processing, assembly, quality control
- Medical device focused manufacturing established in 1990

Manufacturing Capacity

- Controlled, repeatable, monitored production process
- Kit production capacity sufficient for all NeurAxis projected needs
- New dedicated room built in 2022 for NeurAxis equipment and production
  - All NeurAxis materials now maintained in the room
  - Environmentally controlled build room

Quality Management System

- ISO 13485:2016 Certified
- FDA registered
- ITAR Registered






IB-STIM



NeurAxis IP Portfolio

- 8 issued and 18 pending patents
  - Device
  - Method
- U.S. IP runs through 2039 for now
- International IP in process
- Freedom to operate



United States Patent
United States Patent
United States Patent
PATENTED

NeurAxis

Key Achievements and Milestones



2012
Company Founded
NeurAxis
2014
First Patent Filed
2017
Lancet Publication (IB-Stim™ RCT[1])
IB-STIM
2019
IB-Stim™ FDA Indication
IB-STIM
2021
•BCBS NE & Quartz Wisconsin
•American Academy of Pediatrics Written Support for Coverage
2022
CPT
•CAT III CPT Code
•BCBS MA
2023E
•FDA Indication Expansion to Functional Nausea
•Additional Academic Society Support
•CAT I CPT Code Submission
2024E – 2025E
•Cat I CPT Code
•Additional Academic Society Support
•FDA Indication Expansions
▪ Cyclic Vomiting Syndrome
▪ Post-Concussion Syndrome
▪ Chemotherapy Induced Nausea and Vomiting (CINV)

1. RCT: Randomized Controlled Clinical Trials

NeurAxis

Capital Structure & Financial Snapshot

Current Capitalization



Friends & Family
14%
Strategic:
Masimo Corp
24%
Management &
Board of Directors
62%

Capital Raised Since Inception: $15 million

Financial Snapshot

Revenue

- $2.1 million YTD Sep 2022[1,3]
- $2.7 million in 2021

Gross Margin[2]

- 89.3% YTD Sep 2022[3]
- 82.8% in 2021

1. CPT Code Effective July 1st, 2022
2. Gross Margin includes research devices sold for development/expansion

Use of Funds

- IB-Stim™ Commercial Expansion
- Research & Development
  - Additional FDA Indications
  - Next Generation Technologies
  - Clinical and Regulatory Initiatives
- Sales and Marketing
- Repayment of Convertible Notes
- Executive Officer Contract Payments
- General Corporate Purposes



Management Team



Brian Carrico
Chief Executive Officer, Board Member

St. Jude Medical
BARD



Dr. Adrian Miranda
Chief Medical Officer

Medical College of Wisconsin
Children's Hospital of Wisconsin



John Seale
Chief Financial Officer

RBSK Partners PC
AICPA American Institute of CPAs



Dan Clarence
Chief Operating Officer

Shark Ninja
Walmart Save money. Live better.
BLACK+DECKER



Dr. Tom Carrico
Chief Regulatory Officer

Integrative Health Care Partners



Dr. Chris Brown
Director of Innovation, Founder, Board Member

Army Dental Corps
United States Army Reserve
American Academy of Pain Management

NeurAxis

Key Investment Highlights



Large Global Market with Significant Unmet Need

- $9B+ TAM[1] for target pediatric indications
- Large unmet clinical need: high refractory, off label pharmacological treatments with adverse side effects

Unique, Innovative Product Supported by Clinical Evidence

- Novel treatment targeting the brain
- Differentiated PENFS technology
- 700+ published patients[2] by 1H 2023
- Easy-to-learn and efficient procedure
- Robust pediatric product pipeline

Clear Commercial Pathway

- FDA DeNovo clearance
- Technology specific CPT
- Major Payer Coverage initiated
- Strong IP on Device and Method
- V2 technology in process

Seasoned Management and Board

- Experienced management team and Board of Directors
- Industry leading Medical Advisory Board
- Operations and infrastructure built to support growth and scale
- Path to profitability

1. Total Addressable Market (TAM) - Calculated by the total number of patients we target to treat multiplied by the revenue potential from each patient
2. Published patient - a patient who went through a study and the study was analyzed and now the study has been published in a peer-reviewed journal